Exhibit 3.1

ARTICLES OF ASSOCIATION
Restated as Amended
April 13, 2005

        FIRST.        The title of this Association shall be Zions First National Bank.

        SECOND.        The main office of the Association shall be in Salt Lake City, County of Salt Lake, State of Utah. The general business of the Association shall be conducted at its main office and its branches.

        THIRD.        The Board of Directors of this Association shall consist of not less than five nor more than twenty-five shareholders, the exact number to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting thereof. Each director shall own common or preferred stock of the Association or of a holding company owning the Association, with either an aggregate par, fair market, or equity value of $1,000. Determination of these values may be based as of either (i) the date of purchase, or (ii) the date the person became a director, whichever value is greater. Any combination of common or preferred stock of the Association or holding company may be used. Unless otherwise provided by the laws of the United States any vacancy in the Board of Directors may be filled by action of a majority of the remaining directors between meetings of shareholders.

        The Board of Directors may not increase the number of directors between meetings of shareholders to a number which: (1) exceeds by more than two the number of directors last elected by shareholders when the number was 15 or less; or (2) exceeds by more than four the number of directors last elected by shareholders where the number was 16 or more, but in no event shall the number of directors exceed 25.

        Terms of directors, including directors selected to fill vacancies, shall expire at the next regular meeting of shareholders at which directors are elected, unless they resign or are removed from office.

        Despite the expiration of a director’s term, the director shall continue to serve until his or her successor is elected and qualifies or until there is a decrease in the number of directors and his or her position is eliminated.

        Honorary or advisory members of the Board of Directors, without voting power or power of final decision in matters concerning the business of the Association, may be appointed by resolution of a majority of the full Board of Directors, or by resolution of shareholders at any annual or special meeting. Honorary or advisory directors shall not be counted to determine the number of directors of the Association or the presence of a quorum for any Board action, and shall not be required to own qualifying shares.

        FOURTH.        The annual meeting of the shareholders for the election of Directors and the transaction of whatever other business may be brought before said meeting shall be held at the main office or such other place as the Board of Directors may designate, on the day of each year specified therefore in the Bylaws, but if no election is held on that day, it may be held any subsequent day according to the provision of law; and all elections shall be held according to such lawful regulations as may be prescribed by the Board of Directors. In all cases, at least 10 days advance notice of the meeting shall be given to the shareholders by first class mail, a recognized over-night delivery service, email, telegram, telex, telecopier or facsimile transmission.

        In all elections of directors, the number of votes cast by each common shareholder will be determined by multiplying the number of shares he or she owns by the number of directors to be elected. Those votes may be cumulated and cast for a single candidate or may be distributed among two or more candidates in the manner selected by the shareholder. If, after the first ballot, subsequent ballots are necessary to elect directors, a shareholder may not vote shares that he or she has already fully cumulated and voted in favor of a successful candidate. On all other questions, each common shareholder shall be entitled to one vote for each share of stock held by him or her. If the issuance of preferred stock with voting rights has been authorized by a vote of shareholders owning a majority of the common stock of the Association, preferred shareholders will not have cumulative voting rights and will not be included within the same class as common shareholders, to elect directors.

        Nominations for election to the Board of Directors may be made by the Chairman of the Board of Directors. Nominations not made in accordance herewith may, in his discretion, be disregarded by the chairman of the meeting, and upon his instructions, the vote tellers may disregard all votes cast for each such nominee. No Bylaw may unreasonably restrict the nomination of directors by shareholders.

        A director may resign at any time by delivering written notice to the Board of Directors, its chairperson, or to the Association, which resignation shall be effective when the notice is delivered unless the notice specifies a later effective date.

        A director may be removed by shareholders at a meeting called to remove him or her, when notice of the meeting states that the purpose or one of the purposes is to remove him or her, if there is a failure to fulfill one of the affirmative requirements for qualification, or for cause, provided that, however, a director may not be removed if the number of votes sufficient to elect him or her under cumulative voting is voted against his or her removal.

        FIFTH.        The authorized amount of capital stock of this Association shall be 3,000,000 shares of common stock of the par value of five dollars ($5.00) each; but said capital stock may be increased or decreased from time to time, in accordance with the provisions of the laws of the United States.

        No holder of shares of the capital stock of any class of the Association shall have any preemptive or preferential right of subscription to any shares of any class of stock of the Association, whether now or hereafter authorized, or to any obligations convertible into stock of the Association , issued or sold, nor any right of subscription to any thereof other than such, if any, as the Board of Directors, in its discretion may from time to time determine and at such price as the Board of Directors may from time to time fix.

        The Association, at any time and from time to time, may authorize and issue debt obligations whether or not subordinated, without the approval of the shareholders.

        SIXTH.        The Board of Directors shall appoint one of its members as Chairman of the Board. The Chairman of the Board shall recommend a member of the Board of Directors to be appointed President of the Association and the Board of Directors shall appoint one of its members as President of this Association. The Board of Directors shall have the power to appoint one or more Vice Chairpersons of the Board; also, one or more Vice Presidents; and to appoint a Cashier, a Secretary who shall keep minutes of the directors’ and shareholders’ meetings and be responsible for authenticating the records of the Association, and such other officers and employees as may be required to transact the business of this Association. A duly appointed officer may appoint one or more officers or assistant officers if authorized by the Board of Directors according to the Bylaws.

        The Board of Directors shall have the power to define the duties of the officers, employees and agents of the Association; to fix the compensation to be paid to them; to dismiss them; to require bonds from them and to fix the penalty thereof; to ratify written policies authorized by the Association’s management or committees of the Board; to regulate the manner in which any increase of the capital of the Association shall be made; to manage and administer the business and affairs of the Association; to make all Bylaws that it may be lawful for them to make; to make contracts; and generally to do and perform all acts that it may be legal for a Board of Directors to do and perform.

        SEVENTH.        The Board of Directors shall have the power to change the location of the main office to any other place within the limits of Salt Lake City, without the approval of the shareholders but subject to the approval of the Comptroller of the Currency and shall have the power to establish or change the location of any branch or branches of the Association to any other location, without the approval of the shareholders but subject to the approval of the Comptroller of the Currency.

        EIGHTH.        The corporate existence of this Association shall continue until terminated in accordance with the laws of the United States.

        NINTH.        The Board of Directors of this Association, or any one or more shareholders owning, in the aggregate, not less than 25 percent of the stock of this Association, may call a special meeting of shareholders at any time. Unless otherwise provided by the Bylaws or the laws of the United States, or waived by shareholders, or waived by the OCC if it determines that an emergency exists, a notice of the time, place, and purpose of every annual and special meeting of the shareholders shall be given by first class mail, postage prepaid, a recognized over-night delivery service, email, telegram, telex, telecopier or facsimile transmission, mailed or given at least ten days prior to the date of such meeting to each shareholder of record at its address as shown upon the books of this Association. Shareholders who are directors waive written notice. In any case, a stockholders’ meeting may be held at any time, without notice upon the concurrence of all the shareholders.

        TENTH.        The Association may make or agree to make indemnification payments to an institution-affiliated party, as defined at 12 USC 1813(u), for an administrative proceeding or civil action initiated by any federal banking agency, that are reasonable and consistent with the requirements of 12 USC 1828(k) and the implementing regulations there under.

        The Association may indemnify an institution-affiliated party, as defined at 12 USC 1813(u), for damages and expenses, including the advancement of expenses and legal fees, in cases involving an administrative proceeding or civil action not initiated by a federal banking agency, in accordance with Utah law, provided such payments are consistent with safe and sound banking practices.

        The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which such person, his heirs, executors, or administrators, may be entitled under any statute, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to actions in another capacity while holding such office, or as may be enlarged upon under the Bylaws of this Association consistent with the provisions of this Article Tenth.

        The Association may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its directors, officers, employees and other institution-affiliated parties to the extent that such indemnification is allowed in this Article Tenth. Such insurance may, but need not, be for the benefit of all directors, officers, employees and other institution-affiliated parties. Such insurance policy shall not cover any liability for a formal order assessing civil money penalties against a director or employee.

        ELEVENTH.        These Articles of Association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the stock of this Association, unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote of the holders of such greater amount. The Association’s Board of Directors may propose one or more amendments to these Articles of Association for submission to the shareholders.

        These Articles of Association, as restated and amended, were duly adopted by a vote of the shareholders on the 13th day of April 2005.

ATTEST:
/s/ Kay B. Hall Secretary